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                                                                   EXHIBIT (99)A


                       [LETTERHEAD OF NEW ENGLAND TRUST]





                                                               December __, 1994

Dear Shareholder:

 You are cordially invited to attend the Special Meeting of Shareholders of New England Trust Company ("New England Trust"). The meeting will be held at the offices of New England Trust, located at 144 Westminster Street, Providence, Rhode Island, on December ___, 1994, at __:___ __.m., Eastern Time.

 At the Special Meeting, shareholders of New England Trust will consider and vote upon the Agreement and Plan of Share Exchange, dated as of September 14, 1994, among First of America Bank Corporation ("First of America"), New England Trust, Devon W. Deyhle, Ernest R. Famiglietti and Ruth K. Mullen (the "Share Exchange Agreement"). Pursuant to the Share Exchange Agreement, each share of common stock of New England Trust outstanding immediately prior to consummation of the Share Exchange Agreement, will be converted into and represent the right to receive shares of First of America Common Stock, plus cash in lieu of any fractional share.

 YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE SHARE EXCHANGE AGREEMENT, WHICH THE BOARD BELIEVES IS IN THE BEST INTERESTS OF NEW ENGLAND TRUST'S SHAREHOLDERS.

 Enclosed is a Notice of Special Meeting of Shareholders, a Prospectus/Proxy Statement containing a discussion of the Share Exchange Agreement and a proxy card. Please complete, sign and date the enclosed proxy card and return it as soon as possible in the envelope provided. If you decide to attend the meeting, you may vote your shares in person whether or not you have previously submitted a proxy. It is important to understand that this transaction must be approved by the holders of all the outstanding shares and that the failure to vote will have the same effect as a vote against the Share Exchange Agreement.

 Your continued support of and interest in New England Trust is appreciated.

                                                   Sincerely,



                                                   Ernest R. Famiglietti
                                                   Chairman of the Board and
                                                   Chief Executive Officer